Exhibit 99.1 Earnings Press Release

Emclaire Financial Corp Reports Earnings for Third Quarter 2020

EMLENTON, Pa., October 23, 2020 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $1.8 million, or $0.66 per diluted common share, for the three months ended September 30, 2020, a decrease of $370,000, or 17.1%, from $2.2 million, or $0.80 per diluted common share, reported for the comparable period in 2019. Net income available to common stockholders for the nine-month period ended September 30, 2020 was $4.2 million, or $1.54 per diluted common share, a decrease of $2.1 million, or 33.5%, from $6.3 million, or $2.32 per diluted common share, for the same period in 2019. The decrease in net income for both periods compared to the same periods in 2019 was largely driven by an increase in the provision for loan losses resulting from record loan growth and current economic uncertainties related to the COVID-19 pandemic.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “We are extremely pleased with the solid financial results for the quarter despite the challenges of operating in the current environment. As we continue to navigate through the COVID-19 pandemic and the resulting economic conditions, the well-being of our shareholders, customers, employees and communities remains at the forefront.  We have and will continue to meet our customer needs and support our communities by operating our banking offices in a safe and socially responsible manner, strengthening our product offerings and delivery channels and providing loan payment relief assistance. We are confident that with our dedicated board of directors, management team and staff, diversified loan portfolio and strong capital position, we will successfully endure these uncertain times.”

QUARTERLY OPERATING RESULTS OVERVIEW

Net income available to common stockholders decreased $370,000, or 17.1%, to $1.8 million, or $0.66 per diluted common share, for the three months ended September 30, 2020, compared to net income of $2.2 million, or $0.80 per diluted common share for same period in 2019.  The decrease resulted from an $895,000 increase in the provision for loan losses and a decrease in noninterest income of $69,000, partially offset by an increase in net interest income of $221,000 and decreases in noninterest expense and the provision for income taxes of $313,000 and $60,000, respectively.

Net interest income increased $221,000, or 3.2%, to $7.2 million for the three months ended September 30, 2020 from $7.0 million for the same period in 2019. The increase in net interest income resulted from a decrease in interest expense of $236,000, or 10.9%, partially offset by a decrease in interest income of $15,000.  The decrease in interest expense occurred as the average rate on interest-bearing deposits decreased 21 basis points to 1.00% for the three months ended September 30, 2020 from 1.21% for the same period in 2019 causing a $359,000 decrease in interest expense, which was partially offset by an increase in the Corporation's average balance of interest-bearing deposits of $60.5 million, or 9.5%, causing a $174,000 increase in interest expense. The decrease in interest income was driven by decreases of $17.0 million and $10.7 million, respectively, in the average balances of interest-earning deposits with banks and securities, resulting in a decrease in interest income of $64,000 and $67,000, respectively.  In addition, a 150 basis point decrease in the yield on interest-earning deposits with banks resulted in a $148,000 decrease in interest income.  These decreases were partially offset by a $314,000 increase in interest income on loans, driven by an $129.1 million increase in the average balance of loans outstanding as a result of record loan production during the first nine months of 2020 and the addition of $54.9 million of Paycheck Protection Program (PPP) loans in the second and third quarters of 2020.  The PPP loans are earning an annual interest rate of 1.00% and resulted in $2.0 million of SBA fees which will be accreted into interest income over the life of the loans.  During the quarter ended September 30, 2020, the Corporation recognized $389,000 of interest income related to the PPP loans.  The Corporation experienced a 45 basis point decrease in the yield on earning assets to 3.83% for the three months ended September 30, 2020 from 4.28% for the same period in 2019.  This was primarily driven by lower loan yields resulting from a highly competitive environment, market interest rates decreasing during the second half of 2019 and through the first half of 2020 and the addition of the lower yielding PPP loans.  Without the addition of the PPP loans, the Corporation would have experienced a 38 basis point decrease in the yield on earning assets to 3.90% for the three months ended September 30, 2020.

The provision for loan losses increased to $750,000 for the three months ended September 30, 2020 from a recovery of $145,000 for the same period in 2019. The increase in the provision for loan losses was due to growth in the residential real estate, commercial real estate and consumer loan portfolios, an increase in the specific pandemic qualitative allowance factor and risk rating changes for loans which were granted payment deferrals. Criticized and classified loans decreased $2.0 million during the quarter ended September 30, 2020 to $20.2 million, or 2.0%, of total assets from $22.2 million, or 2.2%, of total assets at June 30, 2020. This decrease was driven by a $933,000 payoff of one commercial relationship, the upgrade from special mention to pass of one commercial relationship totaling $278,000 and a $346,000 decrease in consumer loans past due 90+ days.

Noninterest income decreased $69,000, or 5.7%, to $1.1 million for the three months ended September 30, 2020 from $1.2 million for the same period in 2019 due to decreases in fees and service charges and gains on the sale of securities of $169,000 and $42,000, respectively, partially offset by increases in gains on the sale of loans and other noninterest income of $104,000 and $38,000, respectively.  The decrease in fees and service charges was primarily due to a decline in overdraft charges as the COVID-19 pandemic resulted in widespread government mandated stay-at-home and business shut down orders which dramatically impacted consumer spending.  The increase in other noninterest expense resulted from increases in ATM surcharge and interchange fees and gains on the sale of foreclosed assets.

Noninterest expense decreased $313,000, or 5.44%, to $5.4 million for the three months ended September 30, 2020 from $5.8 million for the same period in 2019. The decrease was primarily attributable to decreases in compensation and benefits expense and professional fees of $437,000 and $67,000, respectively, partially offset by increases in FDIC insurance expense, premises and equipment expense and other noninterest expense of $144,000, $27,000 and $23,000, respectively.  The increase in FDIC insurance expense is primarily related to the Small Bank Assessment credit utilized during the period in 2019, which eliminated the expense for the quarter.

The provision for income taxes decreased $60,000, or 13.5%, to $384,000 for the three months ended September 30, 2020 from $444,000 for the same period in 2019 as a result of the decrease in net income before provision for income taxes.

YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Net income available to common stockholders decreased $2.1 million, or 33.5%, to $4.2 million, or $1.54 per diluted common share, for the nine months ended September 30, 2020, compared to net income of $6.3 million, or $2.32 per diluted common share for same period in 2019.  The decrease resulted from a decrease in net interest income of $472,000 and an increase in the provision for loan losses of $2.3 million, partially offset by an increase in noninterest income of $147,000 and decreases in noninterest expense and the provision for income taxes of $73,000 and $480,000, respectively.

Net interest income decreased $472,000, or 2.2%, to $20.8 million for the nine months ended September 30, 2020 from $21.3 million for the same period in 2019. The decrease in net interest income resulted from an increase in interest expense of $494,000, or 8.5%, while interest income increased a modest $22,000. The increase in interest expense occurred as the Corporation's average balance of interest-bearing deposits increased $44.4 million, or 7.2%, causing a $370,000 increase in interest expense. Additionally, the average rate on interest-bearing deposits increased 4 basis points to 1.13% for the nine months ended September 30, 2020 from 1.09% for the same period in 2019 causing a $179,000 increase in interest expense.  The increase in interest income was driven by a $74.5 million increase in the average balance of loans outstanding as a result of record loan production during the first nine months of 2020 and the addition of $54.9 million of PPP loans in the second and third quarters of 2020.  The PPP loans are earning an annual interest rate of 1.00% and resulted in $2.0 million of SBA fees which will be accreted into interest income over the life of the loans.  During the nine months ended September 30, 2020, the Corporation recognized $654,000 of interest income related to the PPP loans. Partially offsetting the increase in income from the additional loan volume, the Corporation experienced a 37 basis point decrease in the yield on earning assets to 3.99% for the nine months ended September 30, 2020 from 4.36% for the same period in 2019.  This was primarily driven by lower loan yields resulting from a highly competitive environment, market interest rates decreases during the second half of 2019 and through the first half of 2020 and the addition of the lower yielding PPP loans.  Without the addition of the PPP loans, the Corporation would have experienced a 32 basis point decrease in the yield on earning assets to 4.04% for the nine months ended September 30, 2020.

The provision for loan losses increased $2.3 million to $2.6 million for the nine months ended September 30, 2020 from $305,000 for the same period in 2019. Criticized and classified loans increased $3.2 million during the nine months ended September 30, 2020 to $20.2 million, or 2.0%, of total assets from $17.0 million, or 1.9%, of total assets at December 31, 2019. This increase resulted from the downgrade of five commercial relationships totaling $5.1 million after receipt of current financial information, partially offset by the full repayment of a $933,000 commercial relationship . The increase is not viewed to be indicative of the entire loan portfolio performance and did not result directly from COVID-19 related issues.

Noninterest income increased $147,000, or 4.3%, to $3.5 million for the nine months ended September 30, 2020 from $3.4 million for the same period in 2019 due to increases in gains on the sale of securities and loans of $593,000 and $52,000, respectively, partially offset by a $522,000 decrease in fees and service charges. During the nine months ended September 30, 2020, the Corporation sold a total of $39.4 million of primarily low-yielding mortgage-backed and collateralized mortgage obligation securities and realized a net gain of $635,000.  The sale proceeds were utilized to repay $15.0 million of FHLB term advances and purchase primarily higher yielding municipal securities. The decrease in fees and service charges was primarily due to a decline in overdraft charges as a result of the COVID-19 pandemic.

Noninterest expense decreased $73,000 to $16.6 million for the nine months ended September 30, 2020 from $16.6 million for the same period in 2019. The decrease was primarily attributable to decreases in compensation and benefits expense, premises and equipment expense and professional fees of $389,000, $103,000 and $48,000, respectively, partially offset by increases in other noninterest expense and FDIC insurance expense of $416,000 and $61,000, respectively.   The increase in noninterest expense primarily related to prepayment penalties of $238,000 incurred as a result of the aforementioned early repayment of FHLB debt.

The provision for income taxes decreased $480,000, or 35.0%, to $892,000 for the nine months ended September 30, 2020 from $1.4 million for the same period in 2019 as a result of the decrease in net income before provision for income taxes.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $120.2 million, or 13.1%, to $1.0 billion at September 30, 2020 from $915.3 million at December 31, 2019.  The increase in assets was driven primarily by a $136.4 million increase in net loans receivable, partially offset by a decrease in securities of $20.5 million.  Loan balances at September 30, 2020 includes $54.9 million of PPP loans which were funded during the second and third quarters of 2020. In addition, the Bank's commercial mortgage, consumer loan and residential mortgage portfolios grew by $54.5 million, $23.1 million and $12.9 million, respectively, since year-end.  Liabilities increased $116.4 million, or 14.0%, to $945.8 million at September 30, 2020 from $829.4 million at December 31, 2019 due to increases in customer deposits and borrowed funds of $112.4 million and $3.5 million, respectively. The increase in customer deposits was primarily associated with the retention of PPP loan proceeds, consumer economic stimulus payments and a decrease in overall consumer spending resulting from the COVID-19 pandemic.

Nonperforming assets increased to $4.2 million, or 0.40% of total assets at September 30, 2020, compared to $3.2 million, or 0.34% of total assets at December 31, 2019.  Classified and criticized assets increased $3.2 million to $20.2 million or 2.0% of total assets at September 30, 2020, compared to $17.0 million or 1.9% of total assets at December 31, 2019.  The COVID-19 pandemic has impacted the global and local economies and some customers' ability to continue making timely loan payments.  The Bank addressed the challenges of those facing hardship due to the pandemic by granting payment deferrals of up to six months on 420 loans which totaled $110.9 million. At October 21, 2020, 53 loans totaling $54.6 million remained on deferral while 367 loans totaling $56.3 million have resumed normal repayment. The Bank continues to carefully monitor these loans and the entire loan portfolio and is well-positioned to weather a potential weakening of asset quality that may occur related to current circumstances.

Stockholders’ equity increased $3.8 million, or 4.5%, to $89.7 million at September 30, 2020 from $85.9 million at December 31, 2019 primarily due to a $1.7 million increase in accumulated other comprehensive income and a $1.8 million increase in retained earnings as a result of $4.2 million of net income available to common stockholders, partially offset by $2.4 million of common dividends paid.  The Corporation remains well capitalized and is well positioned for continued growth with total stockholders’ equity at 8.7% of total assets.  Book value per common share was $31.56 at September 30, 2020, compared to $30.14 at December 31, 2019.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:

William C. Marsh

Chairman, President and

Chief Executive Officer

Phone: (844) 800-2193

Email:  investor.relations@farmersnb.com

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Six month period
	ended September 30,		ended September 30,
	2020	2019	2020	2019

Interest income	$9,172	$9,187	$27,156	$27,134
Interest expense	1,935	2,171	6,308	5,814
Net interest income	7,237	7,016	20,848	21,320
Provision for loan losses	750	(145)	2,642	305
Noninterest income	1,140	1,209	3,543	3,396
Noninterest expense	5,445	5,758	16,575	16,648
Income before provision for income taxes	2,182	2,612	5,174	7,763
Provision for income taxes	384	444	892	1,372
Net income	1,798	2,168	4,282	6,391
Preferred stock dividends	-	-	91	91
Net income available to common stockholders	$1,798	$2,168	$4,191	$6,300

Basic earnings per common share	$0.66	$0.80	$1.55	$2.33
Diluted earnings per common share	$0.66	$0.80	$1.54	$2.32
Dividends per common share	$0.30	$0.29	$0.90	$0.87

Return on average assets (1)	0.70%	0.93%	0.58%	0.95%
Return on average equity (1)	8.01%	10.11%	6.49%	10.31%
Return on average common equity (1)	8.41%	10.63%	6.67%	10.71%
Yield on average interest-earning assets	3.83%	4.28%	3.99%	4.36%
Cost of average interest-bearing liabilities	1.06%	1.29%	1.19%	1.18%
Cost of funds	0.84%	1.05%	0.96%	0.96%
Net interest margin	3.03%	3.27%	3.07%	3.43%
Efficiency ratio	64.13%	69.44%	68.85%	66.54%

(1)	Returns are annualized for the periods reported.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	9/30/2020	12/31/2019

Total assets	$1,035,499	$915,296
Cash and equivalents	21,903	14,986
Securities	99,664	120,126
Loans, net	831,700	695,348
Intangible assets	20,583	20,707
Deposits	899,516	787,124
Borrowed funds	32,050	28,550
Common stockholders' equity	85,489	81,652
Stockholders' equity	89,695	85,858

Book value per common share	$31.56	$30.14

Net loans to deposits	92.46%	88.34%
Allowance for loan losses to total loans	1.06%	0.93%
Nonperforming assets to total assets	0.40%	0.34%
Stockholders' equity to total assets	8.66%	9.38%
Shares of common stock outstanding	2,708,712	2,708,712